Exhibit F-3

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

September 16, 2020

The Republic of Korea

Ministry of Economy and Finance

Sejong Government Complex

477 Galmae-ro

Sejong-si 30109

The Republic of Korea

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Korea (the “Republic”) in connection with the Republic’s offering pursuant to a registration statement under Schedule B (No. 333-231096) of €700,000,000 zero coupon notes due 2025 (the “Euro-denominated Notes”) and US$625,000,000 1.000% notes due 2030 (the “U.S. dollar-denominated Notes” and, together with the Euro-denominated Notes, the “Notes”) issued under a fiscal agency agreement dated as of April 17, 1998, as amended by amendment no. 1 thereto dated as of June 3, 2003 and Amendment No. 2 thereto dated July 17, 2018 (the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon, as fiscal agent. Such registration statement, as amended when it became effective, is herein called the “Registration Statement;” the related prospectus dated August 10, 2020, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), is herein called the “Base Prospectus;” the related prospectus supplement dated September 9, 2020, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Prospectus Supplement;” and the Base Prospectus and the Prospectus Supplement, together, are herein called the “Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) specimens of the Notes; and

(d) an executed copy of the Fiscal Agency Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Republic and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes conform to the specimens thereof that we have reviewed and have been duly authenticated in accordance with the terms of the Fiscal Agency Agreement.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are the valid, binding and enforceable obligations of the Republic, entitled to the benefit of the Fiscal Agency Agreement.

In connection with the foregoing opinion, (a) we have assumed that each of the Republic and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Notes enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Fiscal Agency Agreement and the Notes), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that (i) the enforceability of the waiver of immunities by the Republic set forth in the Notes is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976 and (ii) the designation of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Notes is (notwithstanding the waiver in such provisions) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding. We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ JINDUK HAN
Jinduk Han, a Partner